TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD announces first quarter 2015 financial results

– First quarter product sales increased by 58 percent year over year –

– Two phase 3 clinical trials advancing –

– Management to host conference call today at 4:30 p.m. EDT –

BOCA RATON, Fla. – May 5, 2015 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, today announced its first quarter financial results for the period ended March 31, 2015.

First quarter and recent corporate developments

•	Net revenue increased to approximately $4.5 million for the quarter ended March 31, 2015, compared with approximately $2.8 million for the quarter ended March 31, 2014.
•	Net loss was approximately $20.9 million for the quarter ended March 31, 2015, compared with approximately $9.2 million for the quarter ended March 31, 2014, reflecting increased costs associated with the company’s continued enrollment of patients in two phase 3 clinical trials for its novel hormone therapy product candidates.
•	Ended the quarter with $91.7 million in cash and no debt.
•	The company’s intellectual property portfolio grew to a current total of 102 patent filings, of which 57 were filed in international jurisdictions, including 11 issued U.S. patents.
•	The company supported scientific abstracts and presentations at multiple medical meetings, including International Society for the Study of Women’s Sexual Health (ISSWSH), Endocrine Society (ENDO) and American College of Obstetricians and Gynecologists (ACOG).

“We are very excited about the developments at our company so far in 2015, and we are enthusiastic about our future prospects,” said TherapeuticsMD CEO Robert G. Finizio. “We are enrolling patients in our two phase 3 clinical trials for novel hormone therapy product candidates, we are executing well in our current women’s health business, and we have compelling new science that is emerging from our earlier stage pipeline programs. We are making great progress toward our goal to build a leading women’s health company.”

Summary of first quarter financial results

Net revenue for the first quarter of 2015 totaled approximately $4.5 million compared with net revenue of approximately $2.8 million for the prior year’s quarter, an increase of approximately 58 percent. Revenue growth during the first quarter was primarily driven by increased sales of the company’s prenatal vitamin products and an increase in the average net sales price of the company’s products.

Cost of goods sold increased to approximately $1.0 million for the three months ended March 31, 2015, compared with approximately $831,000 in the prior year’s quarter.

Total operating expenses for the first quarter of 2015 included research and development (R&D) expenses and sales, general and administrative expenses (SG&A). R&D expenses for the first quarter of 2015 were approximately $18.2 million compared with approximately $5.9 million for the prior year’s quarter, reflecting costs of the company’s two ongoing phase 3 clinical trials, as well as scale-up and manufacturing activities for its novel hormone therapy products in development. SG&A expenses for the first quarter of 2015 were approximately $6.2 million compared with approximately $5.0 million for the first quarter of 2014, primarily as a result of increased personnel costs and legal and accounting expenses.

Non-operating income for the first quarter of 2015 included miscellaneous and interest income of approximately $28,000, compared with a non-operating loss of approximately $232,000 during the prior year’s quarter. The non-operating loss during the first quarter of 2014 included financing costs of approximately $260,000.

Net loss for the first quarter of 2015 was approximately $20.9 million, or $0.13 per basic and diluted share, compared with approximately $9.2 million, or $0.06 per basic and diluted share, for the first quarter of 2014.

At March 31, 2015, TherapeuticsMD had cash on hand of approximately $91.7 million, compared with approximately $51.4 million at December 31, 2014. In February 2015, the company completed a public offering of shares of its common stock for net proceeds of approximately $59.1 million.

Conference call today

As previously announced, TherapeuticsMD will host a conference call today to discuss these financial results and provide a business update. Details for the call and webcast include:

Date:	Tuesday, May 5, 2015
Time:	4:30 p.m. EDT
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	28458424

Additionally, a live webcast can be accessed on the company’s website, www.therapeuticsmd.com, under the “Investor” section.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its patented SYMBODA™ technology platform, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s clinical development pipeline includes two phase 3 products. The company also manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins under the vitaMedMD® and BocaGreenMD® brands. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Contacts

Investors:

Dan Cartwright
Chief Financial Officer

561-961-1900

Dan.Cartwright@TherapeuticsMD.com

Media:

Julia Amadio

Chief Product Officer

561-961-1900

Julia.Amadio@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)

ASSETS
Current Assets:
Cash	$91,658,453	$51,361,607
Accounts receivable, net of allowance for doubtful accounts
of $72,757 and $59,753, respectively	2,644,049	2,154,217
Inventory	959,188	1,182,113
Other current assets	1,445,995	1,537,407
Total current assets	96,707,685	56,235,344

Fixed assets, net	56,412	63,293

Other Assets:
Prepaid expense	1,334,139	1,427,263
Intangible assets	1,258,750	1,228,588
Security deposit	125,000	125,000
Total other assets	2,717,889	2,780,851
Total assets	$99,481,986	$59,079,488

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$6,235,183	$6,327,129
Other current liabilities	4,879,452	3,840,639
Deferred revenue	—	522,613
Total current liabilities	11,114,635	10,690,381

Long-Term Liabilities:
Accrued Expense	651,567	—
Total liabilities	11,766,202	10,690,381

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock - par value $0.001; 250,000,000 shares authorized;
172,651,036 and 156,097,019 issued and outstanding, respectively	172,651	156,097
Additional paid in capital	243,187,225	182,982,846
Accumulated deficit	(155,644,092)	(134,749,836)
Total stockholders' equity	87,715,784	48,389,107
Total liabilities and stockholders' equity	$99,481,986	$59,079,488

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014

Revenues, net	$4,475,049	$2,830,533

Cost of goods sold	1,043,641	830,707

Gross profit	3,431,408	1,999,826

Operating expenses:
Sales, general, and administrative	6,163,612	5,029,497
Research and development	18,176,835	5,908,078
Depreciation and amortization	13,572	13,068
Total operating expense	24,354,019	10,950,643

Operating loss	(20,922,611)	(8,950,817)

Other income and (expense)
Miscellaneous income	18,513	18,572
Interest income	9,842	9,154
Financing costs	—	(260,027)
Total other income (expense)	28,355	(232,301)

Loss before taxes	(20,894,256)	(9,183,118)

Provision for income taxes	—	—

Net loss	$(20,894,256)	$(9,183,118)

Net loss per share, basic and diluted	$(0.13)	$(0.06)

Weighted average number of common
shares outstanding-basic and diluted	163,448,130	145,019,561

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(20,894,256)	$(9,183,118)
Adjustments to reconcile net loss to net cash flows used in
operating activities:
Depreciation	6,881	7,122
Amortization of intangible assets	6,691	5,946
Provision for doubtful accounts	13,004	6,046
Stock based compensation	704,872	1,009,526
Amortization of deferred financing costs	—	260,027
Stock based expense for services	135,592	314,291
Changes in operating assets and liabilities:
Accounts receivable	(502,836)	(654,748)
Inventory	222,925	122,933
Other current assets	91,412	(85,834)
Other assets	(9,842)	(9,154)
Accounts payable	(91,946)	954,513
Deferred revenue	(522,613)	(124,271)
Accrued expenses and other current liabilities	1,038,813	(1,329,216)
Other long-term liabilities	651,567	—

Net cash flows used in operating activities	(19,149,736)	(8,705,937)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(36,853)	(97,284)
Purchase of property and equipment	—	(23,692)

Net cash flows used in investing activities	(36,853)	(120,976)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	59,117,827	—
Proceeds from exercise of options	7,208	40,055
Proceeds from exercise of warrants	358,400	—

Net cash flows provided by financing activities	59,483,435	40,055

Increase (decrease) in cash	40,296,846	(8,786,858)
Cash, beginning of period	51,361,607	54,191,260
Cash, end of period	$91,658,453	$45,404,402

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—